Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company: Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Investor Relations: Matt Glover or Michael Koehler 949-574-3860 LNDC@liolios.com

Landec Corporation Reports Second Quarter and First Half Fiscal 2014 Results

MENLO PARK, CA – January 2, 2014 – Landec Corporation (NASDAQ: LNDC), a materials science Company that develops and markets innovative and patented products for healthy living applications in food and biomedical markets, reported results for fiscal 2014 second quarter and first six months ended November 24, 2013.

Summary of Second Quarter 2014 Results

●	Revenues increased 5% to $120.0 million, with Apio, Inc.'s value-added vegetable business up 12% and Lifecore Biomedical, Inc. up 13% compared to the second quarter of last year.
●

Net income, as expected and announced in the Company’s press release on November 22, 2013, decreased to $3.5 million or $0.13 per share compared to the last year’s second quarter of $5.0 million, after excluding the $3.9 million earn-out adjustment recorded during the second quarter of last year.

●

Gross profit was negatively impacted by $4.4 million during the second quarter because of severe shortages of produce resulting in higher than projected costs for raw materials in Apio’s value-added vegetable business.

●

Cash and marketable securities totaled $5.8 million at quarter end after generating first half cash flow from operations of $4.3 million and after spending $7.7 million for capacity expansion and reducing debt by $6.1 million during the first half of fiscal 2014. The Company had $27.7 million available under its lines of credit as of November 24, 2013.

“During the second quarter and first half of fiscal 2014, our businesses continued to make progress advancing our future growth plans. Apio, our food subsidiary, continues to grow its new vegetable salad kit products featuring nutrient-dense superfoods. Lifecore, our biomaterials subsidiary, continues to experience increased sales in its aseptic filling business and is expanding capacity for anticipated future increases in demand,” stated Gary Steele, Landec’s Chairman and CEO.

“Landec’s strategic partner, Windset Farms, a leading grower of hydroponic vegetables in which Landec has a 20% ownership interest, is now harvesting from all 64 acres of its newly constructed hydroponic greenhouses in Santa Maria, California, several months ahead of its original plan. This expansion has doubled Windset’s capacity in California to 128 acres or 6 million square feet of greenhouse operations. The accelerated harvesting of the additional 64 acres has been incorporated into Windset’s projections used to calculate the change in the fair market value of our investment in Windset for both the second quarter and first half of fiscal 2014.

“Landec, and both its Apio and Lifecore subsidiaries, exceeded the Company’s revenue expectations for the quarter and the first half of fiscal 2014. Profitability during those periods was severely impacted by an industry-wide shortage of produce which resulted in higher than projected costs for most of Apio’s key produce items. A variety of factors contributed to these produce shortages, but the primary cause was extremely unfavorable weather along the East Coast and in California and Mexico, the top three growing areas for vegetables in North America.”

Fiscal Second Quarter 2014 Results

Revenue in the second quarter of fiscal 2014 increased by 5%, or $5.4 million, to $120.0 million, compared to $114.7 million in the year-ago quarter. The improvement was primarily due to a $9.5 million, or 12%, increase in revenues in Apio’s value-added businesses (which includes Apio’s fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging) and a $1.0 million, or 13%, increase in revenues at Lifecore as a result of increased sales to existing customers, as well as from development revenue associated with new aseptic filling opportunities.

During the second quarter of fiscal 2014, the 12% increase in revenues from Apio’s value-added businesses resulted from increased volume sales and a favorable product mix including higher priced salad kit products. The increase in revenues in the second quarter was partially offset by an expected $5.1 million decrease in revenues in Apio’s export business due to an expected decline in volume sales primarily resulting from Indonesian import quotas on fruit.

Net income in the second quarter of fiscal 2014 was $3.5 million or $0.13 per share compared to $8.9 million or $0.34 per share in the year-ago quarter. Net income during the second quarter of last fiscal year was increased by a $3.9 million, or $0.15 per share, one-time earn-out adjustment associated with the acquisition of GreenLine Foods.

The decrease in net income in the second quarter was primarily due to:

(1) a $4.4 million reduction in gross profit because of severe produce shortages in Apio’s value-added vegetable business;

(2) a $264,000 reduction in gross profit from lower BreatheWay® membrane sales primarily due to the discontinuation of the Chiquita International Brands, Inc. minimums in December 2012 when the agreement changed from exclusive to non-exclusive rights for Landec’s BreatheWay packaging technology, and;

(3) a $214,000 reduction in gross profit in Apio’s export business due to expected lower revenues.

These decreases in net income were partially offset by:

(1) a $1.3 million increase in the fair market value of the Company’s investment in Windset over the $1.0 million increase recorded in the year-ago quarter;

(2) a $509,000 increase in gross profit at Lifecore;

(3) a $741,000 decrease in ongoing operating expenses compared to the second quarter of last year, and;

(4) a $1.0 million decrease in income tax expense.

Fiscal Six Months 2014 Results

Revenue in the first six months of fiscal 2014 increased by 6%, or $12.8 million, to $229.5 million, compared to $216.7 million in the same period last year. The improvement was primarily due to a $20.3 million, or 14%, increase in revenues from Apio’s value-added businesses and a $1.7 million, or 11%, increase in revenues at Lifecore resulting from increased sales to existing customers and from development project revenue.

During the first six months of fiscal 2014, revenues from Apio’s value-added businesses increased 14% compared to the same period in the prior year due to increased volume sales and a favorable product mix including higher priced salad kit products. The increase in revenues during the first six months of fiscal 2014 was partially offset by the expected $9.0 million decrease in revenues in Apio’s export business due to a decline in volume sales primarily resulting from Indonesian import quotas on fruit.

Net income in the first six months of fiscal 2014 was $8.2 million or $0.30 per share compared to $13.3 million or $0.50 per share in the first six months of last year. Net income in the first six months of last fiscal year was increased by $3.9 million, or $0.15 per share, due to a one-time earn-out adjustment associated with the acquisition of GreenLine Foods.

The decrease in net income in the first six months of fiscal 2014 was primarily due to:

(1) a $6.8 million reduction in gross profit because of severe produce shortages in Apio’s value-added vegetable business;

(2) a $600,000 reduction in gross profit from lower BreatheWay membrane sales primarily due to reduced sales of membranes to Chiquita, and;

(3) a $351,000 reduction in gross profit in Apio’s export business due to expected lower revenues.

These decreases in net income were partially offset by:

(1) a $2.4 million increase in the fair market value of the Company’s investment in Windset over the $5.3 million increase recorded in the first six months of last year;

(2) a $531,000 increase in gross profit at Lifecore;

(3) a $945,000 decrease in ongoing operating expenses, and;

(4) a $1.1 million decrease in income tax expense.

Cash and marketable securities totaled $5.8 million at the end of the quarter, which is historically the Company’s lowest cash balance month of the year. For the first six months of fiscal 2014, Landec generated $4.3 million in cash flow from operations and purchased $7.7 million of capital equipment for capacity expansion at both Apio and Lifecore. The Company also paid down debt by $6.1 million during the first six months of this year. The Company had $27.7 million available under its lines of credit as of November 24, 2013.

Management Comments and Guidance for Fiscal 2014

“We are focused on growing our core food and biomedical materials businesses by investing in new product development and expanding production capacity, while capitalizing on our technology and on our strong channels of distribution in order to drive growth across all our businesses,” noted Steele. “We are making good progress as evidenced by the growth in revenues and net income during the last two fiscal years and continued revenue growth during the first six months of fiscal 2014. As stated in our press release on November 22, 2013, we continue to expect revenues to meet or exceed our original guidance of 6% growth for fiscal 2014 and we expect net income to be flat to up 5% compared to fiscal 2013, after excluding the $3.9 million earn out adjustment in fiscal 2013, barring any additional significant negative weather-related events beyond normal historical levels during the remainder of fiscal 2014.”

Conference Call

Landec senior management will host a conference call tomorrow to discuss its fiscal second quarter 2014, followed by a question and answer period. The live webcast can be accessed directly at www.landec.com/earningscall or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Friday, January 3, 2014

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 793-1344 or (703) 639-1315. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Friday, January 10, 2014 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1629361.

About Landec Corporation

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. For more information about the Company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 26, 2013 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	November 24, 2013	May 26, 2013
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$5,766	$15,263
Accounts receivable, net	41,876	36,743
Taxes receivable	5,016	5,103
Inventories, net	26,865	24,113
Deferred taxes	1,800	1,582
Prepaid expenses and other current assets	4,217	2,856
Total Current Assets	85,540	85,660

Investments in non-public companies	38,093	30,393
Property and equipment, net	70,024	65,811
Intangible assets, net	107,211	107,654
Other assets	1,388	1,424
Total Assets	$302,256	$290,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$34,761	$32,256
Accrued compensation	3,315	4,984
Other accrued liabilities	4,508	2,332
Deferred revenue	1,282	1,248
Lines of credit	1,000	4,000
Current portion of long-term debt	5,989	5,933
Total Current Liabilities	50,855	50,753

Long-term debt, less current portion	31,188	34,372
Deferred taxes	28,322	24,054
Other non-current liabilities	1,625	1,349

Stockholders' Equity
Common stock	27	26
Additional paid-in capital	128,031	126,258
Retained earnings	60,612	52,409
Total Stockholders' Equity	188,670	178,693
Non-controlling interest	1,596	1,721
Total Equity	190,266	180,414
Total Liabilities and Stockholders’ Equity	$302,256	$290,942

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Six Months Ended
	November 24,	November 25,	November 24,	November 25,
	2013	2012	2013	2012
Revenues:
Product sales	$119,551	$114,091	$228,480	$215,394
Services revenues	475	563	1,025	1,334
Total revenues	120,026	114,654	229,505	216,728

Cost of revenue:
Cost of product sales	105,890	95,707	202,320	183,371
Cost of services revenues	402	488	919	1,135
Total cost of revenue	106,292	96,195	203,239	184,506

Gross profit	13,734	18,459	26,266	32,222

Operating costs and expenses:
Research and development	1,919	2,113	3,845	4,317
Selling, general and administrative	8,639	9,186	17,269	17,742
Change in value of contingent considerations	—	(3,933)	—	(3,933)
Total operating costs and expenses	10,558	7,366	21,114	18,126
Operating income	3,176	11,093	5,152	14,096

Dividend income	281	281	563	563
Interest income	46	33	105	58
Interest expense	(436)	(498)	(867)	(1,039)
Other income	2,300	983	7,700	5,241
Net income before taxes	5,367	11,892	12,653	18,919
Income taxes	(1,874)	(2,920)	(4,349)	(5,484)
Consolidated net income	3,493	8,972	8,304	13,435
Non controlling interest	(42)	(59)	(101)	(156)
Net income available to common stockholders	$3,451	$8,913	$8,203	$13,279

Diluted net income per share	$0.13	$0.34	$0.30	$0.50

Shares used in diluted per share computations	27,070	26,539	27,081	26,387

LANDEC CORPORATION

SECOND QUARTER ENDED NOVEMBER 24, 2013

QUESTIONS & ANSWERS

1)	Why is the gross profit as a percentage of revenue (gross margin) down for the quarter and year to date compared to the same periods of last year?

During the second quarter and first six months of fiscal 2014, Apio’s value-added business experienced shortages of certain key commodities, mainly green beans and broccoli, because of weather-related produce availability and quality issues. To meet customer demand, we purchased considerable quantities of produce on the open market at prices well in excess of contract prices. As a result, the cost of produce exceeded our expectations by approximately $4.4 million and $6.8 million, respectively, during the three and six months ended November 24, 2013. These shortages reduced Apio’s value-added gross margin by over 500 basis points during the quarter and by over 400 basis points in the first half of fiscal 2014. In addition, and as expected, the gross margin was further negatively impacted during the quarter and first half of fiscal 2014 due to lower revenues from membrane sales to Chiquita.

2)	What impact have the recent December winter storms in much of the U.S. and Canada had on the Company’s ability to sell and ship its products?

As reported by national news agencies over the last few weeks, the winter storms have had a profound impact on commerce across the U.S. and Canada. We were no exception. While the December storms did not impact our produce sourcing, they did impact customer ordering and consumer shopping patterns. As a result, our volume sales were below expectations during December despite having adequate supply of produce. We still believe at this time that the impact from lower volume sales in December can be made up in the remaining five months of fiscal 2014 and therefore we are maintaining our guidance for revenue growth compared to fiscal 2013 of 6% or better and our net income guidance of flat to up 5%, after excluding the $3.9 million earn out adjustment in fiscal 2013, barring any additional significant negative weather-related events beyond normal historical levels during the remainder of fiscal 2014.

3)	What is the Company doing to reduce its produce sourcing risks in the future?

Apio utilizes fresh, raw vegetable commodities in the processing of its value added products. The supply and quality of these raw commodities are subject to agricultural risk which is predominately driven by weather conditions. While we cannot control the weather, Apio employs risk mitigating strategies such as contracting supply from the best growers in the best historical seasonal growing regions and by planning for lower harvest yields during transition and winter seasons. We have recently enhanced our program by increasing regional diversification, including sourcing more produce from Mexico, and adding procurement and demand planning personnel to improve our visibility and response to potential supply situations.

4)	How is your new vegetable salad kit product line progressing? Are you still unable to fully meet demand for your Sweet Kale Salad?

Our new vegetable salad kit processing line is fully operational and as a result we are significantly expanding distribution of our Sweet Kale Salad and the newly launched Ginger Bok Choy to club stores, retail grocery chains and food service distributors. According to Nielsen, our Sweet Kale Salad Kit is the number one new salad kit product introduced in the last year. We expect to fully meet demand for all of our salad kit products for the foreseeable future.

5)	What new products and/or programs other than Apio’s vegetable salad kit line does the Company plan to introduce during fiscal 2014?

In addition to the Sweet Kale Salad and Ginger Bok Choy salad kits, Apio plans to launch two new superfood products over the next several months to take advantage of a number of upward trends in specific nutrient-dense superfood items and healthier consumer eating habits. Following that, there are also several new innovative value-added vegetable products we plan to launch over the next 12 months, including one or two more vegetable salad kits.

Applications of our BreatheWay technology are expanding. Our partner Windset recently launched new cucumber and pepper products packaged using our BreatheWay membranes as our testing has demonstrated a significant increase in shelf life for these products using Landec’s technology. We are also working with new partners toward the commercialization of our BreatheWay technology for several high volume fruit items.

At Lifecore, we are realizing the anticipated impact of expanded product sales for several new customer products using our hyaluronan-based (HA) materials that received U.S. FDA approvals in 2012. Lifecore expects continued incremental revenues and profits from these products in fiscal 2014. In addition, Lifecore is actively supporting development programs with partners who are currently testing pharmaceutical actives in Phase III clinical studies that have highly viscous drugs which are hard to fill in syringes – an area where Lifecore has unique expertise. The efforts supporting these programs are generating additional development revenue in fiscal 2014, and have the opportunity to generate commercial revenues within the next 18 to 24 months.

6)	What is the status of Windset’s new Santa Maria, California expansion?

As mentioned earlier, Windset has recently completed its newly constructed 64-acre expansion of hydroponic greenhouse capacity in Santa Maria, California and has already begun harvesting all the new 64 acres which will allow Windset to benefit from attractive pricing in the winter months.

As a reminder, during fiscal 2013, we recognized pre-tax income of $8.1 million from our percentage of the increase in Windset’s fair market value and we recognized $1.1 million of dividend income from our Windset preferred stock. During the first half of fiscal 2014, we recognized an increase of $7.7 million in the fair market value of our investment and $563,000 of dividend income. For the second half of fiscal 2014, we expect to recognize a $3.3 million to $3.8 million increase in the fair market value of our investment in Windset. We will also recognize $281,000 of dividend income per quarter totaling $1.1 million of dividend income for fiscal 2014, the same as last year. Since our initial $15 million investment in Windset in February 2011, we have recognized $25.4 million of income.

7)	Is the fresh-cut produce category continuing to grow?

The fresh cut produce category is continuing to show growth. According to Nielsen/Perishable Group for the 6 months ended October 2013, the unit volume growth for the fresh-cut vegetable category was 12%. Apio’s unit volume growth, according to Nielsen, for the comparable fresh cut category for the same period was 8%. The Nielsen category numbers, however, do not include all sales outlets that we serve, such as club stores or, product categories, such as our vegetable salads kits which are included in the salad category. As mentioned earlier, our overall value-added revenues increased 14% during the first six months of fiscal 2014. Notably, for the first half of this fiscal year, the new salad kit products launched in the last 18 months represent nearly 20% of our total value-added revenues and their contribution to revenues is climbing.

8)	What are the key priorities for Lifecore’s future growth?

Lifecore's growth is being fueled by an increase in volume in its aseptic filling business. In support of this growth strategy, we plan to make capital investments to provide for automation, operating efficiencies and increased capacity. The anticipated capacity demand is based on active development programs being commercialized in the future. The development program opportunities have resulted from expanding existing customer relationships as well as from emerging new customers. The investment and strategic growth direction are well synchronized and positions Lifecore to attract both HA and non-HA based opportunities. This effort greatly strengthens Lifecore's market presence by offering existing and potential customers a complete service profile of technical expertise, product development, quality systems and commercial capacity.

9)	What are Landec’s top priorities for the next 12 to 24 months?

Our top priorities are: (1) expanding capacity at Apio and Lifecore in order to meet current and future demand, (2) growing Apio’s business by launching new products and gaining new customers through cross-selling opportunities utilizing our two leading fresh-cut produce brands, Eat Smart and GreenLine, and (3) growing Lifecore’s business by broadening products and services with existing and new customers, as well as expanding into additional product development partnerships for new potential commercial uses of our biomedical materials.

10)	How do the results by line of business for the three and six months ended November 24, 2013 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/24/13	Three months ended 11/25/12	Six months ended 11/24/13	Six months ended 11/25/12
Revenues:
Apio Value Added(a)	$88,090	$78,592	$167,526	$147,223
Apio Export	23,031	28,115	44,430	53,473
Total Apio	111,121	106,707	211,956	200,696
Lifecore	8,777	7,740	17,363	15,713
Corporate (b)	128	207	186	319
Total Revenues	120,026	114,654	229,505	216,728

Gross Profit:
Apio Value Added	8,220	13,102	17,101	23,045
Apio Export	1,820	2,034	3,025	3,376
Total Apio	10,040	15,136	20,126	26,421
Lifecore	3,625	3,116	6,013	5,482
Corporate	69	207	127	319
Total Gross Profit	13,734	18,459	26,266	32,222

R&D:
Apio	336	274	611	602
Lifecore	1,265	1,218	2,570	2,367
Corporate	318	621	664	1,348
Total R&D	1,919	2,113	3,845	4,317

S,G&A and other:
Apio (c)	5,811	2,336	11,064	7,821
Lifecore	1,068	1,123	2,163	2,395
Corporate	1,760	1,794	4,042	3,593
Total S,G&A	8,639	5,253	17,269	13,809

Other (d):
Apio	2,186	780	7,435	4,784
Lifecore	(37)	(40)	(35)	(117)
Corporate	(1,874)	(2,920)	(4,349)	(5,484)
Total Other	275	(2,180)	3,051	(817)

Net Income (Loss):
Apio	6,079	13,306	15,886	22,782
Lifecore	1,255	735	1,245	603
Corporate	(3,883)	(5,128)	(8,928)	(10,106)
Net Income	$3,451	$8,913	$8,203	$13,279

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore license and R&D fee revenues and gross profit.

c) S,G&A for Apio for the three and six months ended November 25, 2012 of last year was reduced by $3.9 million due to the one-time earn-out adjustment associated with the acquisition of GreenLine.

d) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.